Exhibit 99.1

October 23, 2007 For Immediate Release

Media Contact:	Investor Contact:

Jessica Lindl Vice President of Marketing Scientific Learning Corporation (510) 625-6784 jlindl@scilearn.com	Jane A. Freeman Senior Vice President and CFO Scientific Learning Corporation (510) 625-2281 investorrelations@scilearn.com

Scientific Learning Reports Record Third Quarter Revenue

Oakland CA, October 23, 2007 - Scientific Learning (NASDAQ: SCIL) today announced its results for the quarter ended September 30, 2007. Revenue for the quarter was $11.3 million, compared to $9.9 million for the same period in 2006, an increase of 14%.

“We continued to see solid growth in the third quarter. Booked sales grew 15% over last year’s third quarter, with year to date growth of 15% as well. One significant K-12 transaction, which represented an additional 6% in booked sales growth, was delayed in a school district’s purchasing process. That order has now been received,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “We made good progress on our goal of increasing the number of sales over $100,000 for the quarter and reached 37 compared to 30 in the third quarter of 2006.

“Customer acceptance of our new shorter protocols has been very strong. During the third quarter, approximately 31,000 students used the new 30-Minute protocol and the overall number of students using Fast ForWord® products increased by 45% as the number of schools using Fast ForWord continues to grow. In addition, approximately 12,000 students have been pretested using our new electronic assessment, Reading Progress Indicator. We are looking forward to seeing their results at the end of the year, when many students will have completed their use of a Fast ForWord product,” stated Mr. Bowen.

Gross margins were 79% in the third quarter of 2007, compared to 75% in the same quarter of last year. “As expected, we saw strong improvements in our service and support margins. Our Tucson support center is running well and the start up expenses that affected last year’s third quarter are gone and we are seeing good utilization in our services organization,” said Mr. Bowen. “Service and support expenses for the quarter decreased by 10% year over year compared to a 33% increase in revenue.

“Operating expenses in the third quarter of 2007 were $9.0 million, compared to $8.0 million in the third quarter of 2007, an increase of 13%. We continue to see leverage on overall expense growth compared to our booked sales increases,” commented Mr. Bowen.

The operating loss for the quarter was $30,000, compared to an operating loss of $575,000 in the third quarter of 2006. Net income for the quarter was $246,000, compared to a net loss of $332,000 in the same period in 2006. Basic and diluted net income per share was $.01 in the third quarter of 2007, compared to a net loss of $.02 in the third quarter of 2006.

“Cash flow for the quarter was very strong,” stated Mr. Bowen. Cash and equivalents totaled $19.9 million on September 30, 2007, compared to $13.3 million on September 30, 2006. Deferred revenue totaled $24.3 million on September 30, 2007 compared to $21.0 million on September 30, 2006. Accounts receivable totaled $9.8 million at quarter end, compared to $10.9 million on September 30, 2006.

Revenue for the first nine months of 2007 increased 13% to $34.7 million, from $30.7 million. Net income for the first nine months of 2007 was $277,000. Basic and diluted net income per share was $0.02. For the first nine months of 2006, the net loss was $118,000. The loss per share for the nine months ended September 30, 2006 was $.01.

Business Outlook

“We look forward to good growth and cash flow in 2007. The demand for our unique family of Fast ForWord products continues to grow as demonstrated by our record sales pipelines and year to date results,” said Mr. Bowen. “However, sales are closing at a slower pace than we expected and our sales mix is resulting in more revenue deferred than planned. As a result, we are revising our guidance for the year.”

For the year ending December 31, 2007, revenue is expected to be in the range of $46.5 to $47.5 million, compared to $41.0 million in 2006. The Company expects to report net income between $1.3 and $2.0 million compared to $208,000 in 2006. Fully diluted earnings per share in 2007 are expected to be in the range of $.07 to $.11 compared to $.01 in 2006. These estimates have been updated to include estimated pretax costs of $614,000 for legal, accounting and printing costs for our recent secondary offering and $2.1 million of stock-based compensation expense.

The projection for 2007 assumes an effective tax rate of 7%. Scientific Learning expects to reevaluate the full valuation allowance for its deferred tax asset as part of the 2008 planning process and may release part of the valuation allowance during the fourth quarter of 2007. We are unable to estimate the size of any such release at this time. The remaining valuation allowance will continue to be evaluated over future quarters.

For the year ending December 31, 2008, revenue is expected to be in the range of $60.0 to $63.0 million. The Company expects to report a net profit of between $4.5 and $5.3 million. Fully diluted earnings per share in 2008 are expected to be in the range of $.24 and $.30. These estimates include estimated pretax expense of $2.9 million for stock-based compensation. “With strong demand for Fast ForWord and our record pipelines, we are not presently changing our guidance for 2008,” stated Mr. Bowen. “We will update our guidance as we find appropriate after we complete our 2008 operating plan.”

The projection for 2008 assumes an effective tax rate of 35%, reflecting the expected limitation of the Company’s use of its net operating loss carry forward and differences between book and taxable income. Changes in the valuation allowance for the deferred tax asset may also impact the reported tax rate.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of October 23, 2007. Scientific Learning generally does not update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00p.m. EDT / 2:00 p.m. PDT on Tuesday October 23, 2007. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo. The conference call can also be accessed at (888) 505-4368 (domestic) or (719) 457-1517 (international). Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. The patented Fast ForWord® family of products provides struggling readers with computer-delivered interventions and intensive exercises that build the cognitive skills required to read and learn effectively. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products apply patented technology and validated neuroscience principles of brain plasticity to help children, adolescents, and adults improve processing efficiency and achieve enduring gains. The efficacy of the products and the science behind them has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, taxes, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10Q for the second quarter of 2007(Part II, Item 1A, Risk Factors), filed July 26, 2007. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

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SCIENTIFIC LEARNING CORPORATION CONDENSED BALANCE SHEETS (In thousands) Unaudited

	September 30, 2007	December 31, 2006	September 30, 2006

Assets
Current assets:
Cash and cash equivalents	$19,877	$16,364	$13,337
Accounts receivable, net	9,779	7,098	10,850
Prepaid expenses and other current assets	1,439	971	1,404

Total current assets	31,095	24,433	25,591

Property and equipment, net	1,705	941	801
Other assets	915	909	917

Total assets	$33,715	$26,283	$27,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$394	$607	$223
Accrued liabilities	4,633	5,089	5,703
Deferred revenue	17,504	14,786	15,513

Total current liabilities	22,531	20,482	21,439
Deferred revenue, long-term	6,771	4,373	5,491
Other liabilities	443	411	401

Total liabilities	29,745	25,266	27,331

Stockholders’ equity:
Common stock and additional paid in capital	81,585	78,909	78,196
Accumulated deficit	(77,615)	(77,892)	(78,218)

Total stockholders’ equity:	3,970	1,017	(22)

Total liabilities and stockholders’ equity	$33,715	$26,283	$27,309

SCIENTIFIC LEARNING CORPORATION CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) Unaudited

	Three months ended September 30,		Nine months ended September 30,

	2007	2006	2007	2006

Revenues:
Products	$7,456	$7,006	$23,935	$22,882
Service and support	3,894	2,919	10,805	7,827

Total revenues	11,350	9,925	34,740	30,709

Cost of revenues:
Cost of products	459	433	1,259	1,282
Cost of service and support	1,872	2,089	6,213	5,916

Total cost of revenues	2,331	2,522	7,472	7,198

Gross profit	9,019	7,403	27,268	23,511

Operating expenses:
Sales and marketing	6,143	5,084	18,745	15,906
Research and development	1,016	1,057	3,385	3,170
General and administrative	1,890	1,837	5,721	5,035

Total operating expenses	9,049	7,978	27,851	24,111

Operating loss	(30)	(575)	(583)	(600)

Other income from related party	68	38	185	112
Interest and other income	230	192	701	370

Net income (loss) before income tax	268	(345)	303	(118)
Income tax provision (benefit)	22	(13)	26	—

Net income (loss)	$246	$(332)	$277	$(118)

Basic net income (loss) per share:	$0.01	$(0.02)	$0.02	$(0.01)

Shares used in computing basic net income (loss) per share	17,240	16,861	17,119	16,823

Diluted net income (loss) per share:	$0.01	$(0.02)	$0.02	$(0.01)

Shares used in computing diluted net income (loss) per share	18,369	16,861	18,272	16,823

SCIENTIFIC LEARNING CORPORATION CONDENSED STATEMENTS OF CASH FLOWS (In thousands) Unaudited

	Nine months ended September 30,		Three months ended September 30,

	2007	2006	2007	2006

Operating Activities:
Net income	$277	$(118)	$246	$(332)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	227	380	64	104
Stock based compensation	1,637	1,680	701	789
Changes in operating assets and liabilities:
Accounts receivable	(2,681)	(7,331)	6,473	976
Prepaid expenses and other current assets	(468)	(92)	44	(23)
Other assets	(6)	24	(22)	8
Accounts payable	(213)	9	22	59
Accrued liabilities	(456)	2,737	(172)	811
Deferred revenue	5,116	4,001	3,185	2,762
Other liabilities	32	15	11	11

Net cash provided by operating activities	3,465	1,305	10,552	5,165

Investing Activities:
Purchases of property and equipment, net	(991)	(581)	(428)	(264)
Maturity of investments	—	3,043	—	—
Repayment on officer loans and accrued interest	—	213	—	—

Net cash provided by (used in) investing activities	(991)	2,675	(428)	(264)

Financing Activities:
Proceeds from issuance of common stock, net	1,039	335	344	128

Net cash provided by financing activities	1,039	335	344	128

Increase in cash and cash equivalents	3,513	4,315	10,468	5,029

Cash and cash equivalents at beginning of period	16,364	9,022	9,409	8,308

Cash and cash equivalents at end of period	$19,877	$13,337	$19,877	$13,337